Civeo Reports Third Quarter 2020 Results

HOUSTON and CALGARY, October 28, 2020 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2020.
Highlights include:
•Reported third quarter revenues of $142.9 million, net income of $6.5 million and operating cash flow of $35.4 million;

•Delivered third quarter Adjusted EBITDA of $36.0 million and free cash flow of $34.4 million;

•Generated $80.7 million of operating cash flow and $77.8 million of free cash flow year-to-date;

•Completed an amendment and extension to its entire credit agreement to, among other things, extend the maturity date of all of the Company's total debt outstanding by eighteen months to May 30, 2023;

•Reduced leverage ratio to 2.16x as of September 30, 2020 from 2.34x as of June 30, 2020; and

•Today announced the renewal of four contracts to provide hospitality services through Civeo's Action Catering business in Western Australia with expected revenues under these contracts totaling A$135 million over two-year terms

“The third quarter results demonstrated our company’s emphasis on safety, revenue diversification and operational execution. I’d like to once again thank our employees for their continued dedication to safety and service during these difficult times. In Australia, our customers' activity in the metallurgical coal and iron ore markets continues to drive occupancy, contract awards and renewals. We are pleased today to announce four two-year contract renewals through our Action Catering business in Western Australia," stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, “We were also very pleased to complete the amendment and eighteen month extension to our credit agreement and appreciate the continued support of our key bank partners. The revised agreement affords the Company additional time to pursue our financial objectives of focusing on free cash flow generation and debt reduction while we explore longer term debt capital solutions."

Mr. Dodson added, “Despite the COVID-19 and oil price-related disruptions this year in Canada, we experienced a sequential increase in billed rooms across a majority of our lodges in the third quarter. While our oil sands customers’ production and turnaround activity was not back to 2019 levels, we are encouraged by the recovery from second quarter 2020 lows."

Mr. Dodson concluded, "The third quarter results exhibited the business' free cash flow generation ability, allowing us to further reduce our aggregate leverage and better position the company for the future. While we are expecting seasonally reduced billed rooms sequentially in the fourth quarter of 2020 in both Canada and Australia due to holiday downtime, we are cautiously optimistic that the positive trends experienced in the third quarter will continue into 2021."

Third Quarter 2020 Results
In the third quarter of 2020, Civeo generated revenues of $142.9 million and reported net income of $6.5 million, or $0.03 per diluted share. During the third quarter of 2020, Civeo produced operating cash flow of $35.4 million, Adjusted EBITDA of $36.0 million and free cash flow of $34.4 million.
By comparison, in the third quarter of 2019, Civeo generated revenues of $148.2 million and reported net income of $4.5 million, or $0.02 per diluted share. During the third quarter of 2019, Civeo produced operating cash flow of $23.6 million, Adjusted EBITDA of $36.2 million and free cash flow of $20.3 million. The third quarter of 2020 Adjusted EBITDA was in line with the third quarter of 2019 primarily due to increased occupancy in our Australian Bowen Basin villages and $3.6 million of other income related to proceeds from the Canada Emergency Wage Subsidy ("CEWS"), largely offset by decreased occupancy in our Canadian lodges.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges, adjustments regarding an asset retirement obligation recorded in the third quarter of 2019 and certain costs associated with Civeo's acquisition of Action. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2020 to the results for the third quarter of 2019.)
Canada
During the third quarter of 2020, the Canadian segment generated revenues of $71.8 million, operating income of $1.0 million and Adjusted EBITDA of $21.3 million, compared to revenues of $91.1 million, operating income of $2.9 million and Adjusted EBITDA of $25.0 million in the third quarter of 2019. The third quarter of 2020 Adjusted EBITDA included $3.6 million of other income related to proceeds from the CEWS.

On a constant currency basis, the Canadian segment experienced a 20% period-over-period decrease in revenues driven by a 42% year-over-year reduction in billed rooms related to decreased customer activity due to the decline in oil prices and the COVID-19 pandemic. Adjusted EBITDA for the Canadian segment decreased 15% year-over-year primarily due to lower billed rooms in the oil sands lodges, partially offset by the CEWS proceeds.

Australia
During the third quarter of 2020, the Australian segment generated revenues of $64.7 million, operating income of $9.9 million and Adjusted EBITDA of $21.5 million, compared to revenues of $47.7 million, operating income of $4.7 million and Adjusted EBITDA of $17.2 million in the third quarter of 2019. The third quarter of 2020 results reflect the impact of a strengthened Australian dollar relative to the U.S. dollar, which increased revenues and Adjusted EBITDA by $2.8 million and $0.9 million, respectively.

On a constant currency basis, the Australian segment experienced a 30% period-over-period increase in revenues primarily driven by increased activity from our Action Catering business coupled with increased occupancy at our Bowen Basin villages. Australian village occupancy increased 13% year-over-year largely due to continued improvement in metallurgical coal activity across the Bowen Basin. Adjusted EBITDA from the Australian segment increased 25% year-over-year due to higher village occupancy coupled with increased activity from our Action Catering business. Australian revenues in the third quarter of 2020 increased more year-over-year than Australian Adjusted EBITDA due to the inherent lower margins in the service-only business model of Action Catering.
Civeo today announced that it has been awarded four contract renewals in Western Australia through its Action Catering business to provide hospitality services. The contracts are expected to generate A$135 million in revenues over two-year terms.
U.S.
The U.S. segment generated revenues of $6.4 million, operating loss of $3.2 million and negative Adjusted EBITDA of $1.5 million in the third quarter of 2020, compared to revenues of $9.3 million, operating loss of $2.2 million and Adjusted EBITDA of $0.3 million in the third quarter of 2019. Revenues and Adjusted EBITDA declined year-over-year primarily due to lower drilling and completion activity coupled with lower occupancy in the U.S. lodges.
Income Taxes
Civeo recognized an income tax expense of $0.2 million, which resulted in an effective tax rate of 2%, in the third quarter of 2020. During the third quarter of 2019, Civeo recognized an income tax benefit of $6.6 million, which resulted in an effective tax rate of 421%. The effective tax rate for the three months ended
September 30, 2019 was impacted by a tax benefit of $3.0 million related to a reduction in the Alberta, Canada income tax rate as well as a $2.1 million tax benefit related to the change in the valuation allowance in Australia resulting from the July 2019 acquisition of Action Catering.

Financial Condition
As of September 30, 2020, Civeo had total liquidity of approximately $85.6 million, consisting of $78.7 million available under its revolving credit facilities and $6.9 million of cash on hand.

Civeo’s total debt outstanding on September 30, 2020 was $272.5 million, a $27.0 million decrease since June 30, 2020. The decrease consisted of $33.4 million in debt payments from cash flow generated by the business, partially offset by an unfavorable foreign currency translation impact of $6.4 million.
Civeo reduced its leverage ratio from 2.34x as of June 30, 2020 to 2.16x as of September 30, 2020.
Civeo recently announced the completion of an amendment and eighteen-month extension to its entire credit agreement. Among other things, the amended credit facility extends the maturity date of all of the Company's total debt outstanding by eighteen months to May 30, 2023; increases interest rate spreads above base rates by approximately 100 basis points above prior spreads; and decreases the total revolving commitment to $167.3 million, a level more consistent with currently expected needs, which will reduce undrawn commitment fees.
During the third quarter of 2020, Civeo invested $2.4 million in capital expenditures, down from $4.3 million during the third quarter of 2019 due to the completion of the Sitka lodge expansion in 2019.
Full Year 2020 Guidance
For the full year of 2020, Civeo is increasing its revenue and Adjusted EBITDA guidance to a range of $515 million to $520 million and $100 million to $105 million, respectively. This guidance is based on our expectations as of the date hereof and assumes no material changes to the current macro environment, or conditions related to the COVID-19 pandemic and the responses thereto. The Company expects full year 2020 capital expenditures of less than $15 million.

Conference Call
Civeo will host a conference call to discuss its third quarter 2020 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (866) 548-4713 in the United States or (323) 794-2093 internationally and using the conference ID 6194051#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 6194051#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 28 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 30,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with our ability to remain in compliance with our financial covenants in our debt agreements, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2019 and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$142,857	$148,163	$396,351	$378,866

Costs and expenses:
Cost of sales and services	97,434	99,480	283,880	264,350
Selling, general and administrative expenses	13,462	14,334	38,889	42,960
Depreciation and amortization expense	24,820	31,196	72,527	92,974
Impairment expense	—	—	144,120	5,546
Other operating expense	51	277	755	109
	135,767	145,287	540,171	405,939
Operating income (loss)	7,090	2,876	(143,820)	(27,073)

Interest expense	(3,646)	(7,315)	(13,095)	(20,670)
Loss on extinguishment of debt	(383)	—	(383)	—
Interest income	—	17	20	66
Other income	4,542	2,849	17,209	6,882
Income (loss) before income taxes	7,603	(1,573)	(140,069)	(40,795)
Income tax (expense) benefit	(180)	6,629	8,509	13,963
Net income (loss)	7,423	5,056	(131,560)	(26,832)
Less: Net income attributable to noncontrolling interest	434	60	914	60
Net income (loss) attributable to Civeo Corporation	6,989	4,996	(132,474)	(26,892)
Less: Dividends attributable to Class A preferred shares	472	464	1,411	1,384
Net income (loss) attributable to Civeo common shareholders	$6,517	$4,532	$(133,885)	$(28,276)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.03	$0.02	$(0.79)	$(0.17)
Diluted	$0.03	$0.02	$(0.79)	$(0.17)

Weighted average number of common shares outstanding:
Basic	169,924	167,640	169,420	166,842
Diluted	170,544	168,282	169,420	166,842

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2020	December 31, 2019
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$6,938	$3,331
Accounts receivable, net	92,754	99,493
Inventories	5,775	5,877
Assets held for sale	—	7,589
Prepaid expenses and other current assets	17,106	15,151
Total current assets	122,573	131,441

Property, plant and equipment, net	481,394	590,309
Goodwill, net	8,086	110,173
Other intangible assets, net	98,907	111,837
Operating lease right-of-use assets	20,426	24,876
Other noncurrent assets	1,550	1,276
Total assets	$732,936	$969,912

Current liabilities:
Accounts payable	$37,116	$36,971
Accrued liabilities	22,229	21,755
Income taxes	379	328
Current portion of long-term debt	32,978	35,080
Deferred revenue	7,801	7,165
Other current liabilities	6,353	8,741
Total current liabilities	106,856	110,040

Long-term debt	236,876	321,792
Deferred income taxes	—	9,452
Operating leases liabilities	18,035	21,231
Other noncurrent liabilities	17,557	16,592
Total liabilities	379,324	479,107

Shareholders' equity:
Preferred shares	59,540	58,129
Common shares	—	—
Additional paid-in capital	1,577,053	1,572,249
Accumulated deficit	(905,475)	(771,590)
Treasury stock	(6,930)	(5,472)
Accumulated other comprehensive loss	(371,212)	(363,173)
Total Civeo Corporation shareholders' equity	352,976	490,143
Noncontrolling interest	636	662
Total shareholders' equity	353,612	490,805
Total liabilities and shareholders' equity	$732,936	$969,912

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2020	2019

Cash flows from operating activities:
Net loss	$(131,560)	$(26,832)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	72,527	92,974
Impairment charges	144,120	5,546
Loss on extinguishment of debt	383	—
Deferred income tax benefit	(8,941)	(14,732)
Non-cash compensation charge	4,804	7,601
Gains on disposals of assets	(2,581)	(4,095)
Provision (benefit) for loss on receivables, net of recoveries	45	(39)
Other, net	(2,730)	2,530
Changes in operating assets and liabilities:
Accounts receivable	5,355	(30,227)
Inventories	194	(1,175)
Accounts payable and accrued liabilities	1,247	4,958
Taxes payable	51	345
Other current assets and liabilities, net	(2,239)	(3,328)
Net cash flows provided by operating activities	80,675	33,526

Cash flows from investing activities:
Capital expenditures	(6,244)	(25,517)
Payments related to acquisitions, net of cash acquired	—	(16,439)
Proceeds from disposition of property, plant and equipment	3,336	5,482
Other, net	4,619	1,762
Net cash flows provided by (used in) investing activities	1,711	(34,712)

Cash flows from financing activities:
Term loan repayments	(31,092)	(26,085)
Revolving credit borrowings (repayments), net	(44,511)	29,548
Debt issuance costs	(2,583)	(1,950)
Taxes paid on vested shares	(1,458)	(4,283)
Net cash flows used in financing activities	(79,644)	(2,770)

Effect of exchange rate changes on cash	865	(344)
Net change in cash and cash equivalents	3,607	(4,300)

Cash and cash equivalents, beginning of period	3,331	12,372
Cash and cash equivalents, end of period	$6,938	$8,072

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Canada	$71,785	$91,071	$204,119	$235,943
Australia	64,685	47,743	170,869	107,160
United States	6,387	9,349	21,363	35,763
Total revenues	$142,857	$148,163	$396,351	$378,866

EBITDA (1)
Canada	$21,289	$24,955	$(78,976)	$51,434
Australia	21,517	17,915	56,476	34,308
United States	(1,478)	252	(14,920)	5,634
Corporate and eliminations	(5,310)	(6,261)	(17,578)	(18,653)
Total EBITDA	$36,018	$36,861	$(54,998)	$72,723

Adjusted EBITDA (1)
Canada	$21,289	$24,955	$48,015	$51,434
Australia	21,517	17,207	56,476	40,070
United States	(1,478)	252	(2,481)	5,634
Corporate and eliminations	(5,310)	(6,261)	(17,578)	(18,653)
Total adjusted EBITDA	$36,018	$36,153	$84,432	$78,485

Operating income (loss)
Canada	$1,007	$2,919	$(142,343)	$(14,437)
Australia	9,890	4,662	24,245	(1,302)
United States	(3,197)	(2,167)	(19,954)	(4,484)
Corporate and eliminations	(610)	(2,538)	(5,768)	(6,850)
Total operating income (loss)	$7,090	$2,876	$(143,820)	$(27,073)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

EBITDA (1)	$36,018	$36,861	$(54,998)	$72,723
Adjusted EBITDA (1)	$36,018	$36,153	$84,432	$78,485
Free Cash Flow (2)	$34,399	$20,291	$77,767	$13,491

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges, adjustments regarding an asset retirement obligation recorded in the second and third quarter of 2019, proceeds from a representations and warranties claim related to a prior acquisition and certain costs associated with Civeo's acquisition of Action Catering. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income (loss) attributable to Civeo Corporation	$6,989	$4,996	$(132,474)	$(26,892)
Income tax expense (benefit)	180	(6,629)	(8,509)	(13,963)
Depreciation and amortization	24,820	31,196	72,527	92,974
Interest income	—	(17)	(20)	(66)
Loss on extinguishment of debt	383	—	383	—
Interest expense	3,646	7,315	13,095	20,670
EBITDA	$36,018	$36,861	$(54,998)	$72,723
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	50,514	5,546
Impairment of goodwill (b)	—	—	93,606	—
Australia ARO adjustment (c)	—	(924)	—	—
Representations and warranties settlement (d)	—	—	(4,690)	—
Action transaction costs (e)	—	216	—	216
Adjusted EBITDA	$36,018	$36,153	$84,432	$78,485

(a)Relates to asset impairments in the first quarter of 2020 and the second quarter of 2019. In the first quarter of 2020, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million ($38.1 million after-tax, or $0.23 per diluted share) and a pre-tax loss related to the impairment of long-lived assets in our U.S.

segment of $12.4 million ($12.4 million after-tax, or $0.07 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

In the second quarter 2019, we recorded a pre-tax loss related to the impairment of assets in Australia of $5.5 million ($5.5 million after-tax, or $0.03 per diluted share), which is included in Impairment expense on the unaudited statements of operations. This includes $1.0 million of impairment expense related to an error corrected in the second quarter 2019. During the second quarter of 2019, we identified a future liability related to an asset retirement obligation (ARO) at one of our villages in Australia that should have been recorded in 2011. We determined that the error was not material to our previously issued financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and therefore, corrected the error in the second quarter of 2019.

(b)Relates to the impairment of goodwill in the first quarter of 2020. The $93.6 million impairment ($93.6 million after-tax, or $0.56 per diluted share) is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(c)As noted above, during the second quarter of 2019, we identified a future liability related to an ARO at one of our villages in Australia that should have been recorded in 2011. The correction included a $0.9 million ($0.9 million after-tax, or $0.01 per diluted share) adjustment, which was included in Cost of sales and services on the unaudited statements of operations during the second quarter of 2019. This amount represented the prior period impact of this correction.

In the third quarter 2019, we sold the village in Australia with the ARO noted above. The ARO was assumed by the purchaser. Accordingly, the ARO liability was released and a gain on sale was recognized. As the $0.9 million adjustment in the second quarter 2019 was not included in Adjusted EBITDA, we have added back the corresponding release of the liability. The impact of the adjustment for the three month period ended September 30, 2019 totals $0.9 million ($0.9 million after tax, or $0.01 per diluted share), and is included in Other income on the unaudited statement of operations, resulting in a net impact of zero for the nine months ended September 30, 2019.

(d)In the second quarter of 2020, we recorded $4.7 million of income ($4.7 million after-tax, or $0.03 per diluted share) associated with the settlement of a representations and warranties claim related to the Noralta acquisition, which is included in Other income on the unaudited statements of operations.

(e)Relates to costs incurred associated with Civeo's acquisition of Action. For the three and nine month periods ended September 30, 2019, the $0.2 million of costs ($0.2 million after-tax, or $0.00, per diluted share), are reflected in the Australia reportable segment and are included in Selling, general and administrative expenses on the unaudited statements of operations.

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net Cash Flows Provided by Operating Activities	$35,357	$23,566	$80,675	$33,526
Capital expenditures	(2,397)	(4,309)	(6,244)	(25,517)
Proceeds from disposition of property, plant and equipment	1,439	1,034	3,336	5,482
Free Cash Flow	$34,399	$20,291	$77,767	$13,491

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2020

EBITDA Range (1)	$(39.4)	$(34.4)
Adjusted EBITDA Range (1)	$100.0	$105.0

(1)The following table sets forth a reconciliation of estimated Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in million) (unaudited):

	Year Ending December 31, 2020
	(estimated)

Net loss	$(145.1)	$(140.1)
Income tax benefit	(8.3)	(8.3)
Depreciation and amortization	97.0	97.0
Interest expense	17.0	17.0
EBITDA	$(39.4)	$(34.4)

Adjustments to EBITDA
Impairment expense	144.1	144.1
Representations and warranties settlement	(4.7)	(4.7)
Adjusted EBITDA	$100.0	$105.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$49,798	$79,939	$156,068	$203,774
Mobile facility rental revenue (2)	13,135	3,048	21,715	5,648
Food and other services revenue (3)	8,852	8,084	26,336	25,507
Manufacturing revenue (4)	—	—	—	1,014
Total Canadian revenues	$71,785	$91,071	$204,119	$235,943

Costs
Accommodation cost	$32,490	$49,377	$109,143	$137,140
Mobile facility rental cost	8,557	2,059	17,099	4,735
Food and other services cost	7,595	7,319	23,773	23,620
Manufacturing cost	164	150	461	1,007
Indirect other cost	2,587	3,372	7,654	9,698
Total Canadian cost of sales and services	$51,393	$62,277	$158,130	$176,200

Average daily rates (5)	$96	$91	$95	$91

Billed rooms (6)	508,449	875,891	1,626,668	2,241,510

Canadian dollar to U.S. dollar	$0.751	$0.757	$0.739	$0.752

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$39,470	$33,056	$106,988	$92,473
Food and other services revenue (3)	25,215	14,687	63,881	14,687
Total Australian revenues	$64,685	$47,743	$170,869	$107,160

Costs
Accommodation cost	$16,401	$14,954	$46,665	$44,816
Food and other services cost	21,161	12,807	53,627	12,807
Indirect other cost	967	903	2,703	2,095
Total Australian cost of sales and services	$38,529	$28,664	$102,995	$59,718

Average daily rates (4)	$77	$73	$72	$74

Billed rooms (5)	513,587	454,859	1,487,819	1,253,856

Australian dollar to U.S. dollar	$0.716	$0.686	$0.677	$0.699

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Includes revenues related to modular construction and offshore manufacturing services for the periods presented.
(5)Average daily rate is based on billed rooms and accommodation revenue.
(6)Billed rooms represents total billed days for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
832-667-5140